Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2018 Employee Stock Purchase Plan of II-VI Incorporated of our reports dated August 28, 2018, with respect to the consolidated financial statements and schedule of II-VI Incorporated and Subsidiaries and the effectiveness of internal control over financial reporting of II-VI Incorporated and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst and Young

Pittsburgh, Pennsylvania

November 14, 2018